Exhibit 10.3

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY "[***]".

Dated 23 April 2025

THE NET-A-PORTER GROUP LIMITED
as Company and Original Guarantor

and

RICHEMONT INTERNATIONAL HOLDING S.A.
as Lender

and

YOOX NET-A-PORTER GROUP S.P.A.
as Parent and Original Guarantor

___________________________________

GUARANTEE AND INDEMNITY AGREEMENT IN
RESPECT OF A REVOLVING FACILITY AGREEMENT
___________________________________

Slaughter and May
One Bunhill Row
London EC1Y 8YY
(EJZF/KXXT/MQYB)
588785064

THIS AGREEMENT is dated 23 April 2025 and made between:

(1)	THE NET-A-PORTER GROUP LIMITED, a private company with limited liability incorporated in England and Wales with registered number 03820604 having its registered office at 1 The Village Offices, Westfield Ariel Way, London, W12 7GF, as company and borrower (the “Company” and “Original Guarantor”);

(2)	RICHEMONT INTERNATIONAL HOLDING S.A., a société anonyme incorporated under the laws of the Grand Duchy of Luxembourg registered with R.C.S. Luxembourg under number B 59.435 having its registered office at 35 Boulevard Prince Henri, Luxembourg, 1724 (the “Lender”); and

(3)	YOOX NET-A-PORTER GROUP S.P.A., a joint stock company (società per azioni) incorporated under the laws of Italy having its registered office at Via Morimondo 17, Milan, 20143, Italy, fiscal code, VAT no. and registration with the Companies’ Register of Milano, Monza-Brianza, Lodi no. 02050461207, subject to direction and coordination (direzione e coordinamento) by (on and from the date of Completion) MyTheresa Netherlands Parent B.V., as parent and original guarantor (the “Parent” and “Original Guarantor”).

WHEREAS:

(A)	The Company and the Lender are parties to the Facility Agreement.

(B)	It is a condition precedent to the provision of the Facility under the Facility Agreement by the Lender that the parties hereto enter into this Agreement.

(C)	The Parent agrees and acknowledges that it is entering into this Agreement in consideration for the Lender providing the Facility under the Facility Agreement to the Group.

IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	Definitions

Terms defined in the Facility Agreement shall, unless otherwise defined in this Agreement, have the same meaning when used in this Agreement and in addition:

“Accession Letter” means a document substantially in the form set out in Schedule 2 (Form of Accession Letter);

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 5 (Changes to the Obligors);

“Facility Agreement” means the EUR 100,000,000 facility agreement dated on or about the date of this Agreement made between, among others, the Company and the Lender;

“Guarantor” means the Parent and/or any Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 5 (Changes to the Obligors); and

“Resignation Letter” means a letter substantially in the form set out in Schedule 3 (Form of Resignation Letter).

1.2	Construction

Unless a contrary intention appears, in this Agreement the provisions of Clause 1.2 (Construction) of the Facility Agreement shall apply as if set out in full in this Agreement, save that references to the Facility Agreement shall be constructed as references to this Agreement and:

(A)	“guarantee” means (other than in Clause 2 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(B)	a “liquidation”, “winding up”, “administration”, “dissolution” or the like includes, without limitation, any scioglimento or liquidazione and any other proceedings or legal concepts similar to the foregoing;

(C)	“insolvency” shall be construed in accordance with article 2, paragraph 1, letter b) (definizioni) of the Italian Crisis and Insolvency Code and/or article 3 of Legislative Decree No. 270 of 8 July 1999 (as amended from time to time);

(D)	a “proceeding” includes:

(i)	any voluntary or involuntary liquidation, winding-up, administration or dissolution, in each case other than on a solvent basis, judicial liquidation (liquidazione giudiziale), bankruptcy proceedings (fallimento); or

(ii)	any proceeding aimed at seeking the appointment of, or taking possession by a liquidator, commissioner, examiner, receiver, administrative receiver, administrator, insolvency administrator, custodian, judicial custodian, conservator or other similar official for any person or for all or any substantial part of that person's assets; or

(iii)	any procedura concorsuale, including bankruptcy proceedings (fallimento), judicial liquidation (liquidazione giudiziale), “blank” composition with creditors proceedings (concordato preventivo “in bianco”) pursuant to article 44 of the Italian Insolvency Code, composition with creditors proceedings (concordato preventivo) pursuant to articles 84 and ff. of the Italian Insolvency Code, concordato nella liquidazione giudiziale pursuant to articles 240 and ff. of the Italian Insolvency Code, forced administrative liquidation (liquidazione coatta amministrativa), arrangement pursuant to a certified recovery plan (piano attestato di risanamento) pursuant to article 56 of the Italian Insolvency Code, debt restructuring agreement (accordo di ristrutturazione dei debiti) under article 57 and ff. of the Italian Insolvency Code, accordo di ristrutturazione agevolato pursuant to article 60 of the Italian Insolvency Code, accordo di ristrutturazione ad efficacia estesa pursuant to article 61 of the Insolvency Code, moratorium agreement (convenzione di moratoria) pursuant to article 62 of the Italian Insolvency Code, restructuring plan subject to homologation (piano di ristrutturazione soggetto ad omologazione) pursuant to article 64-bis and ff. of the Italian Insolvency Code, simplified asset liquidation procedure (concordato semplificato per la liquidazione del patrimonio) pursuant to article 25-sexies and ff. of the Italian Insolvency Code, minor composition with creditors (concordato minore) pursuant to article 74 and ff. of the Italian Insolvency Code, amministrazione straordinaria delle grandi imprese in stato di insolvenza under Italian Legislative Decree No. 270 of 8 July 1999, as amended, or any amministrazione straordinaria under Italian Law No. 39 of 18 February 2004, assignment for the benefit of creditors (cessione dei beni ai creditori) pursuant to article 1977 of the Italian Civil Code, and any similar arrangements relating to a substantial part of the creditors, and shall be construed so as to include any equivalent or analogous proceedings or legal concepts similar to the foregoing;

(E)	a “receiver”, “administrative receiver”, “liquidator”, “commissioner”, “examiner”, “administrator”, “insolvency administrator”, “custodian”, “judicial custodian”, “conservator” or the like includes, without limitation, a curatore, commissario giudiziale, esperto, commissario straordinario, commissario liquidatore, liquidatore, liquidatore giudiziale and any other person performing any office equivalent or analogous to the foregoing;

(F)	a “step” or “procedure” taken in connection with insolvency proceedings in respect of any person includes such person formally making a proposal to (i) assign its assets to creditors pursuant to article 1977 of the Italian Civil Code (cessione dei beni ai creditori), (ii) enter into one or more arrangement pursuant to a certified recovery plan (piano attestato di risanamento) pursuant to article 56 of the Italian Insolvency Code, debt restructuring agreement (accordo di ristrutturazione dei debiti) under article 57 and ff. of the Italian Insolvency Code, accordo di ristrutturazione agevolato pursuant to article 60 of the Italian Insolvency Code, accordo di ristrutturazione ad efficacia estesa pursuant to article 61 of the Insolvency Code, moratorium agreement (convenzione di moratoria) pursuant to article 62 of the Italian Insolvency Code, (iii) enter into “blank” composition with creditors proceedings (concordato preventivo “in bianco”) pursuant to article 44 of the Italian Insolvency Code, composition with creditors proceedings (concordato preventivo) pursuant to articles 84 and ff. of the Italian Insolvency Code, forced administrative liquidation (liquidazione coatta amministrativa), restructuring plan subject to homologation (piano di ristrutturazione soggetto ad omologazione) pursuant to article 64-bis and ff. of the Italian Insolvency Code, simplified asset liquidation procedure (concordato semplificato per la liquidazione del patrimonio) pursuant to article 25-sexies and ff. of the Italian Insolvency Code, minor composition with creditors (concordato minore) pursuant to article 74 and ff. of the Italian Insolvency Code, amministrazione straordinaria delle grandi imprese in stato di insolvenza under Italian Legislative Decree No. 270 of 8 July 1999, as amended, or any amministrazione straordinaria under Italian Law No. 39 of 18 February 2004, (iv) approving a corporate resolution or filing a petition to enter into any of the aforementioned proceedings;

(G)	a “matured obligation” and any “obligation being due and payable” if used in reference to an Obligor incorporated in Italy includes, without limitation, any credito liquido ed esigibile and credito scaduto e dovuto;

(H)	“security” or “lien” if used in reference to a security or guarantee governed by Italian law includes, without limitation, any pegno, ipoteca, privilegio (including the privilegio speciale pursuant to article 46 of the Italian Banking Law), fideiussione, garanzia a prima domanda, cessione del credito in garanzia, and any other garanzia reale or garanzia personale or other transactions having the same effect as each of the foregoing (including any finanziamento alle imprese garantito da trasferimento di bene immobile sospensivamente condizionato);

(I)	a “lease” includes, without limitations, a contratto di locazione, affitto, affitto d’azienda, affitto di ramo d’azienda and a comodato;

(J)	an “attachment” includes a pignoramento;

(K)	a “limited liability company” includes società a responsabilità limitata, società per azioni and any other limited liability company under Italian law, as the context may require;

(L)	a reference to “financial assistance” means unlawful financial assistance within the meaning of articles 2358 and/or 2474 of the Italian Civil Code as applicable;

(M)	a “Subsidiary” means any società controllata also within the meaning of article 2359, paragraph 1, No. 1) and 2) of the Italian Civil Code

(N)	“gross negligence” (or similar expression) shall be construed as the Italian expression colpa grave; and

(O)	“wilful misconduct” or “wilful breach” (or similar expressions) shall be construed as the Italian expression dolo.

1.3	Currency symbols and definitions

“€”, “EUR” and “euro” denote the single currency of the Participating Member States.

1.4	Personal Liability

No personal liability shall attach to any director, officer, employee or other individual for any representation or statement, or for signing or delivering a certificate, notice or other document on behalf of a member of the Group which proves to be incorrect in any way (and the Lender shall not take any action against such director, officer or employee or other individual), unless that person acted fraudulently, in which case any liability will be determined in accordance with applicable law. For the avoidance of any doubt, the Lender will not have any recourse to any natural person under, or in respect of any term of, any Finance Document, or otherwise (other than as set out above).

1.5	[Not used]

1.6	[Not used]

1.7	Third party rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

2.	Guarantee and Indemnity

2.1	Guarantee and indemnity

The Guarantor irrevocably and unconditionally:

(A)	guarantees to the Lender punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

(B)	undertakes with the Lender that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(C)	agrees with the Lender that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Lender immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 2 if the amount claimed had been recoverable on the basis of a guarantee.

2.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

2.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by the Lender in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Clause 2 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

2.4	Waiver of defences

The obligations of the Guarantor under this Clause 2 will not be affected by an act, omission, matter or thing which, but for this Clause 2, would reduce, release or prejudice any of its obligations under this Clause 2 (without limitation and whether or not known to it or the Lender) including:

(A)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(B)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the MYT Group;

(C)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(D)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(E)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(F)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

2.5	Guarantor intent

Without prejudice to the generality of Clause 2.4 (Waiver of defences), the Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

2.6	Immediate recourse

The Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 2. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

2.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may:

(A)	refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(B)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 2.

2.8	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 2:

(A)	to be indemnified by an Obligor;

(B)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;

(C)	to exercise any right of set-off against any Obligor;

(D)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Lender;

(E)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 2.1 (Guarantee and indemnity); and/or

(F)	to claim or prove as a creditor of any Obligor in competition with the Lender.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Lender by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Lender and shall promptly pay or transfer the same to the Lender or as the Lender may direct for application in accordance with Clause 21 (Payment Mechanics) of the Facility Agreement.

2.9	Release of Guarantors’ right of contribution

If the Guarantor (for the purpose of this clause, the “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(A)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(B)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

2.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Lender.

2.11	Guarantee limitations: general

This guarantee does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of:

(A)	sections 678 or 679 of the Companies Act 2006; or

(B)	or any equivalent and applicable provisions under the laws of the Original Jurisdiction of the relevant Guarantor and, with respect to any Additional Guarantor, is subject to any limitations set out in the Accession Deed applicable to such Additional Guarantor.

2.12	[Not used]

2.13	[Not used]

2.14	Guarantee limitations

(A)	In this Clause 2.14, “Italian Guarantor” means the Guarantor and any Additional Guarantor incorporated or having its registered office in Italy.

(B)	The obligations of an Italian Guarantor for the obligations under the Finance Documents of any other Obligor which is not a Subsidiary of an Italian Guarantor shall in any case be limited, at any time, to an amount equal to the aggregate of:

(i)	the aggregate outstanding principal amount of any Loan at any time made available or advanced to an Italian Guarantor (or any of its direct or indirect subsidiaries pursuant to article 2359 of the Italian Civil Code) as an additional Borrower under the Facility Agreement; and

(ii)	the outstanding principal amount of any intercompany loans or capital contribution (versamento in conto capitale) or other financial support in any form, advanced to an Italian Guarantor (or any of its direct or indirect subsidiaries pursuant to article 2359 of the Italian Civil Code) by any member of the Group (directly or indirectly) by utilising funds deriving from the Facility.

(C)	If at any time an Italian Guarantor would be liable for the payment of remuneration of principal under this Agreement or any other Finance Document resulting in a breach of the Italian Usury Law and any related implementing regulations, then the obligations of an Italian Guarantor in respect of the remuneration of principal shall be limited to the payment of the remuneration of principal for the maximum amount permitted under the Italian Usury Law and any related implementing regulations.

(D)	Notwithstanding any provision to the contrary under this Agreement or any other Finance Document:

(i)	the obligations of an Italian Guarantor under this Clause 2 (Guarantee and Indemnity) shall at any time exclude, and not extend to, any amount made available to an Italian Guarantor or any Holding Company of an Italian Guarantor under the Facility which purpose or actual use is, in each case either directly or indirectly, the financing or re-financing of the acquisition of, or the subscription for, shares in an Italian Guarantor and/or any entity of which an Italian Guarantor is a direct or indirect Subsidiary and any obligation owed by any Obligor in relation to the Facility (including, without limitation, and/or the obligation to pay interest, fees or other remuneration or indemnities in connection therewith); and

(ii)	an Italian Guarantor shall not be liable as a Guarantor in relation to the obligations of any other Obligor which is not a Subsidiary of an Italian Guarantor, in respect of any amounts owed under the Facility and any Finance Document in excess of an amount equal to the amount that an Italian Guarantor is entitled to set-off against its claims of recourse or subrogation (regresso or surrogazione) arising as a result of any payment made by an Italian Guarantor under the guarantee given pursuant to this Clause 2.14 (the “Set-Off Right”), it being agreed that any provision establishing a deferral of Guarantors’ rights in any Finance Documents, including in this Agreement, shall not prejudice, and will not apply to, the Set-Off Right.

(E)	In any event, pursuant to article 1938 of the Italian Civil Code the maximum amount that an Italian Guarantor may be required to pay in respect of its obligations as Guarantor shall be limited to an amount equal to 180 per cent. of the amounts from time to time outstanding under this Agreement or any other Finance Document.

(F)	Notwithstanding any provision to the contrary herein and/or in any Finance Documents, in order to comply with the mandatory provisions of Italian law in relation to capitalization of interests (including article 1283 of the Italian Civil Code), the obligations of any Italian Guarantor under this Clause 4 (Guarantee and Indemnity) shall not include and shall not extend to any interest on overdue amounts compounded in violation of any Italian applicable law and/or regulation.

3.	General Undertakings

(A)	The Parent hereby undertakes to comply and to procure that each member of the Group complies with the following provisions of the Facility Agreement:

(i)	Clause 18.2 (Compliance with laws);

(ii)	Clause 18.3 (Financial Indebtedness);

(iii)	Clause 18.4 (Negative Pledge);

(iv)	Clause 18.5 (Disposals);

(v)	Clause 18.6 (Merger);

(vi)	Clause 18.8 (Acquisitions);

(vii)	Clause 18.11 (Guarantees);

(viii)	Clause 18.14 (Separateness);

(ix)	Clause 18.15 (Arm’s length basis); and

(x)	Clause 18.17 (People with Significant Control regime).

(B)	The Parent hereby undertakes to comply and to procure that the Company, each Group Material Subsidiary, the Ultimate Parent and/or each Subsidiary of the Ultimate Parent (as applicable), comply with the following provisions of the Facility Agreement, as indicated therein:

(i)	Clause 5.6 (Clean Down);

(ii)	Clause 18.13 (Guarantor Coverage);

(iii)	Clause 18.16 (Dividends and share redemption); and

(iv)	Clause 18.19 (Conditions Subsequent).

4.	Parent’s Agent

(A)	The Parent by its execution of this Agreement irrevocably appoints the Company (acting through one or more authorised signatories) to act on its behalf as its agent with representative power (mandatario con rappresentanza) and irrevocably authorises:

(i)	the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Lender and to give all notices and instructions, to make the Repeated Representations on its behalf, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by the Parent, notwithstanding that they may affect the Parent, without further reference to or the consent of the Parent, and with specific power and authorisation to execute any contract with itself (contratto con se stesso) for the purposes of article 1395 of the Italian Civil Code and notwithstanding any possible conflict of interest in accordance with article 1394 of the Italian Civil Code; and

(ii)	the Lender to give any notice, demand or other communication to Parent pursuant to the Finance Documents to the Company,

and in each case the Parent shall be bound as though the Parent itself had given the notices and instructions (including, without limitation, any Utilisation Requests), made the Repeated Representations, or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(B)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of the Parent or in connection with any Finance Document (whether or not known to the Parent and whether occurring before or after the Parent became an Obligor under any Finance Document) shall be binding for all purposes on the Parent as if the Parent itself had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and the Parent, those of the Obligors’ Agent shall prevail.

5.	Changes to the Obligors

5.1	Assignment and transfers by Obligor

No Obligor may (and the Parent shall ensure that no member of the Group shall) assign or transfer any of its rights or obligations under the Finance Documents other than (with the exception of the Company) pursuant to a Permitted Reorganisation.

5.2	Additional Guarantors

The Company may request that any of its Subsidiaries (other than any Subsidiary incorporated in an Excluded Jurisdiction) become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if the Company delivers to the Lender a duly completed and executed Accession Letter.

5.3	Resignation of a Guarantor

(A)	The Company may request that a Guarantor (other than, in each case to the extent such entity is at that time a Guarantor, the Company, Mytheresa Group GmbH, the Parent and/or the Ultimate Parent) which is not (prior to the occurrence of a Qualifying MYT Group Refinancing) a Group Material Subsidiary or (on and following the occurrence of a Qualifying MYT Group Refinancing) a Material Subsidiary ceases to be a Guarantor by delivering to the Lender a Resignation Letter.

(B)	The Lender shall accept a Resignation Letter and notify the Company of its acceptance if:

(i)	the Company has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)	no payment is due from the Guarantor under Clause 2 (Guarantee and Indemnity); and

(iii)	if the Guarantor is a guarantor or is otherwise liable for or in respect of the MYT Credit Facility, the Guarantor has been released and discharged (or will be released and discharged simultaneously with the release of such Guarantor under this Agreement) under the MYT Credit Facility.

5.4	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in paragraph (C) of Clause 16.18 (Times when representations made) of the Facility Agreement are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

5.5	Release of Security

If a Guarantor is or is proposed to be the subject of a Permitted Reorganisation:

(A)	where the Guarantor created Transaction Security over any of its assets or business, or Transaction Security was created over its shares (or equivalent), the Lender may, at the request and cost of the Parent, release those assets, business or shares (or equivalent) from the Transaction Security and from all claims created under the Transaction Security Documents;

(B)	the release of Transaction Security and claims referred to in paragraph (A) of this Clause 5.5 shall not become effective until the date of that Permitted Reorganisation; and

(C)	if the Permitted Reorganisation of that Obligor does not take place, the release of Transaction Security and claims referred to in paragraph (A) of this Clause 5.5 shall have no effect.

6.	Joint and Several Liability

The obligations and liabilities of the Guarantor under this Agreement shall be joint and several.

7.	Non Creation of Charge

No provision of this Agreement is intended to create or shall create a charge or other security.

8.	Finance Document

This Agreement shall be designated a Finance Document for the purposes of the Facility Agreement.

9.	Parent as Original Guarantor

The Parent shall be designated as an “Original Guarantor” for the purposes of the Facility Agreement and this Agreement.

10.	Execution

10.1	[Not used]

10.2	This Agreement is executed by way of exchange of correspondence (scambio di corrispondenza commerciale) and, therefore, it is not subject to registration unless a case of use (caso d’uso) or reference (enunciazione).

11.	[Not used]

12.	Governing Law

(A)	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by Italian law.

(B)	[Not used]

(C)	[Not used]

13.	Jurisdiction of English courts

(A)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligations arising out of or in connection with this Agreement) (a “Dispute”).

(B)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(C)	Notwithstanding paragraph (A) and (B) above, the Lender may take proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

13.2	Negotiated agreement – Italian Transparency Provisions

For the purposes of the transparency provisions set forth in the CICR Resolution of 4 March 2003, as subsequently amended and implemented from time to time, and in the “Disposizioni sulla trasparenza delle operazioni e dei servizi bancari e finanziari. Correttezza delle relazioni tra intermediari e clienti” issued by the Bank of Italy on 29 July 2009 and as amended from time to time, lastly on 30 June 2021, and published on the Official Gazzette (Gazzetta Ufficiale) on 9 July 2021 (the “Transparency Rules”), each party hereby acknowledges and confirms that:

(A)	it has appointed and has been assisted by its respective legal counsel in connection with the negotiation, preparation and execution of the Agreement; and

(B)	this Agreement, and all of its terms and conditions, have been specifically negotiated on an individual basis and, as a result, this Agreement falls into the category of the agreements “che costituiscono oggetto di trattativa individuale” between the parties and are exempted from the application of Section II of the Transparency Rules.

Schedule 1
The Original Obligors

Name of Borrower	Registration number (or equivalent, if any) Original Jurisdiction

Company	03820604, England and Wales

Name of Original Guarantor	Registration number (or equivalent, if any) Original Jurisdiction

Parent	02050461207, Italy

Company	03820604, England and Wales

Schedule 2
Form of Accession Letter

[***]

Schedule 3
Form of Resignation Letter

[***]

***

If you agree that the foregoing, please reproduce the contents of our Proposal in a separate letter and return to us such copy signed by your authorized representatives as evidence of your acceptance.

Very truly yours,

/s/ Philip Jürgen Sasse

for and on behalf of

RICHEMONT INTERNATIONAL HOLDING S.A.

as Lender

Name: Philip Jurgen Sasse

Title: Director

[Project Ribbon — Signature page to Guarantee Agreement]

/s/ Paola Urquizo

for and on behalf of

RICHEMONT INTERNATIONAL HOLDING S.A.

as Lender

Name: Paola Urquizo

Title: Director

[Project Ribbon — Signature page to Guarantee Agreement]

* * *

In sign of full and irrevocable acceptance.

Very truly yours,

/s/ Alison Loehnis

for and on behalf of

THE NET-A-PORTER GROUP LIMITED

as Company and Borrower

Name: Alison Loehnis

Title: Director

[Project Ribbon — Signature page to Guarantee Agreement]

* * *

In sign of full and irrevocable acceptance.

Very truly yours,

/s/ Alison Loehnis

for and on behalf of

YOOX NET-A-PORTER GROUP S.P.A.

as Original Guarantor

Name: Alison Loehnis

Title: Director

[Project Ribbon — Signature page to Guarantee Agreement]